EXHIBIT 99.1

For Immediate Release

LightPath Technologies Reports

Fiscal 2024 Second Quarter Financial Results

ORLANDO, FL – February 8, 2024 – LightPath Technologies, Inc. (NASDAQ: LPTH) (“LightPath,” the “Company,” or “we”), a leading global, vertically integrated provider of thermal imaging cores, custom optical assemblies, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries, today announced financial results for its fiscal 2024 second quarter ended December 31, 2023.

Fiscal 2024 Second Quarter Highlights:

•	Revenue of $7.3 million for the second quarter of fiscal 2024
•	Total backlog at December 31, 2023 of $21.2 million
•	Net loss for the second quarter of fiscal 2024 was $1.7 million
•	EBITDA* loss for the second quarter of fiscal 2024 was $0.5 million
•	Initial $4.7 million order from partnership with Lockheed Martin to develop an advanced infrared camera system for a key Army program
•	Secured renewal order of $3.4 million, a 36% increase from initial order to provide advanced infrared optics for a critical international military program
•	Completed over $5 million expansion and renovation of Orlando facility, increasing total footprint from 34,000 square feet to 55,000 square feet

Management Commentary

LightPath’s President and Chief Executive Officer Sam Rubin stated, “The second fiscal quarter of 2024 was highlighted by a key first order in our partnership with Lockheed Martin, a major milestone in our strategy to pivot from a pure components manufacturer to an imaging solutions provider. In September we were selected to design the electro-optical system for a new Lockheed Martin missile program. The $4.7 million order is the first part of the $7.5 million design phase of the program. It is expected that in the later part of the design phase, the end customer will decide whether to award the production order for the Lockheed Martin solution, or select the competing solution that is being developed in parallel.

“The decision date to move the program to production was shortened from 2028 to 2026, at which point, if our customer’s solution is selected as the winning solution, an initial production of 10,000 systems will commence. Expected volumes for production have also increased, with the potential for tens of thousands of units. The demand and timeline for the project are being impacted by recent geopolitical escalations, and the customer might begin investing in production of the units even before an official decision is made. A fully in-production program would likely have average an selling price between $5,000 and $10,000 per system for LightPath's contribution, and significant follow-on orders after the initial 10,000 systems. The ultimate selection of Lockheed Martin by the military would likely result in a substantial revenue opportunity should LightPath supply the part we are designing for Lockheed Martin.

*This press release includes references to non-GAAP financial measures. Please see the heading “Use of Non-GAAP Financial Measures” below for a more complete explanation.

“During the second fiscal quarter we continued the integration of Visimid Technologies with a focus on new products in fire, safety and defense. This acquisition added the capability to produce end-to-end custom imaging cores and new engineering capabilities that allow us to be involved earlier within our customers’ design cycle and increase our likelihood of servicing those designs through to manufacturing. We are integrating Visimid’s custom imaging core work into new camera products, several of which we demonstrated at the recent SHOT Show in Las Vegas, Nevada, and some of which we are working with customers to develop customized solutions. All of these products utilize Visimid’s unique video engine in conjunction with our optics to develop low weight, high efficiency solutions for drones and unmanned aerial vehicles (“UAVs”), as well as industrial applications such as gas sensing and early fire detection.

“On the materials front, in the second fiscal quarter we installed key equipment for glass measurement and are completing readiness of three new types of glass. We recently received a refractometer that will allow us to complete the last sets of qualification data, and with that we expect to release BDNL-4, BDNL-6 and BDNL-8 materials soon. In the meantime, we have completed design and began prototype deliveries of new optics made of our BlackDiamond materials to replace Germanium-based optics used by customers,” concluded Rubin.

2024 Fiscal Second Quarter Financial Results

Revenue for the second quarter of fiscal 2024 was approximately $7.3 million, a decrease of approximately $1.2 million, or 9%, as compared to approximately $8.5 million in the same quarter of the prior fiscal year. Revenue among our product groups for the second quarter of fiscal 2024 was as follows:

Product Group Revenue ($ in millions)**	Second Quarter of Fiscal 2024	Second Quarter of Fiscal 2023	% Change
Infrared ("IR") components	$3.6	$3.3	9%
Visible components	$2.7	$3.9	-31%
Assemblies & modules	$1.0	$1.2	-20%
Engineering services	$0.1	$0.1	-1%

** Numbers may not foot due to rounding

•

Revenue generated by IR components was approximately $3.6 million in the second quarter of fiscal 2024, an increase of approximately $0.3 million, or 9%, as compared to approximately $3.3 million in the same quarter of the prior fiscal year. The increase in revenue is primarily due to an increase in shipments against an annual contract for an international military program. This contract was renewed during the first quarter of fiscal 2024 for a higher dollar value than the previous contract.

•

Revenue generated by visible components was approximately $2.7 million for the second quarter of fiscal 2024, a decrease of approximately $1.2 million, or 31%, as compared to approximately $3.9 million in the same quarter of the prior fiscal year. The decrease in revenue is primarily due to a decrease in sales to customers in the defense industry, as well as a decrease in sales through catalog and distribution channels in the U.S. and in Europe. Sales to customers in the telecommunications industry in China also decreased.

•

Revenue from assemblies and modules decreased by 20%, as compared to the same quarter of the prior fiscal year, primarily due to timing of shipments against a multi-year contract with a defense customer. This decrease was partially offset by the addition of Visimid revenue.

•	Revenue from engineering services was flat for the second quarter of fiscal 2024, as compared to the same quarter of the prior fiscal year.

Gross margin in the second quarter of fiscal 2024 was approximately $2.2 million, a decrease of $1.1 million, or 33%, as compared to the same quarter of the prior fiscal year. Total cost of sales was approximately $5.1 million for the second quarter of fiscal 2024, compared to approximately $5.2 million for the same quarter of the prior fiscal year. Gross margin as a percentage of revenue was 30% for the second quarter of fiscal 2024, compared to 38% for the same quarter of the prior fiscal year. The decrease in gross margin as a percentage of revenue is due to the decrease in visible components sales, which typically have higher margins than our IR components product group, which comprised a greater portion of our sales for the second quarter of fiscal 2024.

Selling, general and administrative (“SG&A”) costs were approximately $2.9 million for the second quarter of fiscal 2024, a decrease of approximately $172,000, or 6%, as compared to approximately $3.0 million in the same quarter of the prior fiscal year. The decrease in SG&A costs is primarily due to a decrease in stock-based compensation, partially offset by an increase in wages.

Net loss for the second quarter of fiscal 2024 was approximately $1.7 million, or $0.05 basic and diluted loss per share, compared to $0.7 million, or $0.03 basic and diluted loss per share, for the same quarter of the prior fiscal year. The increase in net loss of approximately $1 million for the second quarter of fiscal 2024, as compared to the same quarter of the prior fiscal year, was primarily attributable to the decrease in revenue and gross margin, partially offset by other income of approximately $190,000 from our Chinese subsidiary, for the return of funds previously misappropriated by our former Chinese management team, as a result of ongoing legal proceedings.

Our EBITDA for the quarter ended December 31, 2023 was a loss of approximately $454,000, compared to income of $207,000 for the same quarter of the prior fiscal year. The decrease in EBITDA in the second quarter of fiscal 2024 was primarily attributable to lower sales and gross margin, partially offset by the aforementioned other income in our Chinese subsidiary.

2024 Fiscal Year-To-Date Financial Results

Revenue for the first half of fiscal 2024 was approximately $15.4 million, a decrease of approximately $0.4 million, or 3%, as compared to approximately $15.8 million in the same period of the prior fiscal year. Revenue among our product groups for the first half of fiscal 2024 was as follows:

Product Group Revenue ($ in millions)**	First Half of Fiscal 2024	First Half of Fiscal 2023	% Change
Infrared ("IR") components	$7.4	$6.5	14%
Visible components	$5.4	$7.1	-25%
Assemblies & modules	$2.2	$2.1	7%
Engineering services	$0.4	$0.1	216%

** Numbers may not foot due to rounding

•	Revenue generated by IR components was approximately $7.4 million in the first half of fiscal 2024, an increase of approximately $0.9 million, or 14%, as compared to approximately $6.5 million in the same period of the prior fiscal year. The increase in revenue is primarily due to an increase in shipments against an annual contract for an international military program.
•	Revenue generated by visible components was approximately $5.4 million for the first half of fiscal 2024, a decrease of approximately $1.8 million, or 25%, as compared to approximately $7.1 million in the same period of the prior fiscal year. The decrease in revenue is primarily due to a decrease in sales to customers in the defense industry, as well as a decrease in sales through catalog and distribution channels in the U.S. and in Europe. Sales to customers in the telecommunications industry in China also decreased.
•	Revenue from assemblies and modules increased by 7%, as compared to the same period of the prior fiscal year, primarily due to the addition of Visimid revenue, which increase was partially offset by a decrease in shipments against a multi-year contract with a defense customer due to timing.
•	Revenue from engineering services increased by $253,000, as compared to the same period of the prior fiscal year, primarily due to the addition of Visimid revenue as well as revenue from one of our space-related funded research contracts.

Gross margin in the first half of fiscal 2024 was approximately $4.5 million, a decrease of $1.0 million, or 18%, as compared to the same period of the prior fiscal year. Total cost of sales was approximately $10.9 million for the first half of fiscal 2024, compared to approximately $10.4 million for the same period of the prior fiscal year. Gross margin as a percentage of revenue was 29% for the first half of fiscal 2024, compared to 34% for the same period of the prior fiscal year. The decrease in gross margin as a percentage of revenue is due to the decrease in visible components sales, which typically have higher margins than our infrared components product group, which comprised a greater portion of our sales for the first half of fiscal 2024.

SG&A costs were approximately $5.5 million for the first half of fiscal 2024, a decrease of approximately $149,000, or 3%, as compared to approximately $5.7 million in the same period of the prior fiscal year. The decrease in SG&A costs is primarily due to a decrease in stock-based compensation, partially offset by an increase in wages. This decrease was also partially offset by costs of approximately $97,000 associated with the acquisition of Visimid, which closed in July 2023.

Net loss for the first half of fiscal 2024 was approximately $3.1 million, or $0.08 basic and diluted loss per share, compared to $2.1 million, or $0.08 basic and diluted loss per share, for the same period of the prior fiscal year. The increase in net loss of approximately $1 million for the second quarter of fiscal 2024, as compared to the same quarter of the prior fiscal year, was primarily attributable to the decrease in revenue and gross margin, partially offset by the aforementioned other income in our Chinese subsidiary.

Our EBITDA for the first half of fiscal 2024 was a loss of approximately $886,000, compared to $185,000 for the same period of the prior fiscal year. The decrease in EBITDA in the first half of fiscal 2024 was primarily attributable to lower revenue and gross margin, partially offset by the aforementioned other income in our Chinese subsidiary.

Liquidity and Capital Resources

Cash provided by operations was approximately $851,000 for the first half of fiscal 2024, compared to cash used in operations of approximately $751,000 for the same period of the prior fiscal year. Cash provided by operations for the first half of fiscal 2024 was largely driven by decrease in accounts receivable, as sales were higher in the fourth quarter of fiscal 2023 than in each of the first two quarters of fiscal 2024. Cash used in operations in the first half of fiscal 2023 reflects a decrease in accounts payable and accrued liabilities during such period resulting from the payment of certain expenses related to previously disclosed events that occurred at our Chinese subsidiaries, which were accrued in prior periods.

Capital expenditures were approximately $1.5 million for the first half of fiscal 2024, compared to approximately $412,000 in the same period of the prior fiscal year. The first half of fiscal 2024 also reflects proceeds of approximately $365,000 from sale-leasebacks of equipment. The spending in the first half of fiscal 2024 was largely driven by the Orlando Facility expansion, whereas the majority of our capital expenditures during the first half of fiscal 2023 reflected only maintenance capital expenditures. As previously disclosed, we constructed additional tenant improvements in our Orlando facility subject to our continuing lease, of which the landlord agreed to provide $2.4 million in tenant improvement allowances. The balance of the tenant improvement costs is estimated to be $3.7 million. During the first half of fiscal 2024, we expended $994,000 toward this project, with the remaining estimated $380,000 expected to be expended during the second half of fiscal 2024, pending final construction invoices. We also expended approximately $722,000, net of cash acquired, to acquire Visimid during the first half of fiscal 2024.

Sales Backlog

Our total backlog at December 31, 2023 was approximately $21.2 million, a decrease of 28%, as compared to $29.4 million as of December 31, 2022. Compared to the end of fiscal 2023, our total backlog decreased by 2% during the first half of fiscal 2024. The decrease in backlog during the first half of fiscal 2024 is primarily due shipments against several annual and multi-year contract renewals, which orders were added to the backlog in prior periods.  Shipments during the first half of fiscal 2024 were partially offset by the following: (i) a significant contract renewal for advanced infrared optics for a critical international military program, which renewal represented a 40% increase in dollar value as compared to the previous order; and (ii) a significant contract awarded to Visimid by a defense customer in December 2023.  In previous years we have typically received a significant contract renewal from our largest customer for infrared products made of Germanium during the second fiscal quarter. However, as previously disclosed we have decided to reduce the amount of optics we produce from Germanium, both to reduce our risk of supply chain disruption, and more importantly, to work with customers to convert their systems to use optics made of our own BlackDiamond materials. As such, in the second quarter of fiscal 2024 we have not booked our typical annual renewal order for Germanium optics with this customer. Instead, we continue to work with this customer, as well as other customers to convert their systems to use BlackDiamond optics.  The timing of multi-year contract renewals are not always consistent and, thus, backlog levels may increase substantially when annual and multi-year orders are received, and decrease as shipments are made against these orders. We anticipate that our existing annual and multi-year contracts will be renewed in future quarters.

Investor Conference Call and Webcast Details

LightPath will host an audio conference call and webcast on Thursday, February 8, 2024, at 5:00 p.m. ET to discuss its financial and operational performance for its fiscal 2024 second quarter.

Date: Thursday, February 8, 2024

Time: 5:00 p.m. (ET)

Dial-in Number: 1-877-317-2514

International Dial-in Number: 1-412-317-2514

Webcast: Fiscal Second Quarter Earnings Webcast

Participants are recommended to dial-in or log-on approximately 10 minutes prior to the start of the event. A replay of the call will be available approximately one hour after completion through February 22, 2024. To listen to the replay, dial 1-877-344-7529 (domestic) or 1-412-317-0088 (international), and enter conference ID #4755983.

*Use of Non-GAAP Financial Measures

To provide investors with additional information regarding financial results, this press release includes references to EBITDA, which is a non-GAAP financial measure. For a reconciliation of this non-GAAP financial measure to the most directly comparable financial measure calculated in accordance with GAAP, see the table provided in this press release.

A “non-GAAP financial measure” is generally defined as a numerical measure of a company’s historical or future performance that excludes or includes amounts, or is subject to adjustments, so as to be different from the most directly comparable measure calculated and presented in accordance with GAAP. The Company’s management believes that this non-GAAP financial measure, when considered together with the GAAP financial measure, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may, or could, have a disproportionately positive or negative impact on results in any particular period. Management also believes that this non-GAAP financial measure enhances the ability of investors to analyze underlying business operations and understand performance. In addition, management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial measures presented in accordance with GAAP.

The Company calculates EBITDA by adjusting net income to exclude net interest expense, income tax expense or benefit, depreciation, and amortization.

About LightPath Technologies

LightPath Technologies, Inc. (NASDAQ: LPTH) is a leading global, vertically integrated provider of optics, photonics and infrared solutions for the industrial, commercial, defense, telecommunications, and medical industries. LightPath designs and manufactures proprietary optical and infrared components including molded glass aspheric lenses and assemblies, custom molded glass freeform lenses, infrared lenses and thermal imaging assemblies, fused fiber collimators, and proprietary Black DiamondTM (“BD6”) chalcogenide-based glass lenses. LightPath also offers custom optical assemblies, including full engineering design support. The Company is headquartered in Orlando, Florida, with manufacturing and sales offices in Dallas, Texas, Latvia and China.

LightPath's wholly-owned subsidiary, Visimid Technologies, was acquired in July 2023, and specializes in the design and development of customized infrared cameras, for the industrial and defense industries. Such customized cameras are often sold together with customized optical assemblies from LightPath.

LightPath’s wholly-owned subsidiary, ISP Optics Corporation, manufactures a full range of infrared products from high performance MWIR and LWIR lenses and lens assemblies. ISP's infrared lens assembly product line includes athermal lens systems used in cooled and un-cooled thermal imaging cameras. Manufacturing is performed in-house to provide precision optical components including spherical, aspherical and diffractive coated infrared lenses.

For more information on LightPath and its businesses, please visit www.lightpath.com.

Forward-Looking Statements

This press release includes statements that constitute forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “forecast,” “guidance,” “plan,” “estimate,” “will,” “would,” “project,” “maintain,” “intend,” “expect,” “anticipate,” “prospect,” “strategy,” “future,” “likely,” “may,” “should,” “believe,” “continue,” “opportunity,” “potential,” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in or suggested by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, the impact of varying demand for the Company products; the ability of the Company to obtain needed raw materials and components from its suppliers; actions governments, businesses, and individuals take in response to the pandemic, including restrictions on onsite commercial interactions; general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; geopolitical tensions, the Russian-Ukraine conflict, and the Hamas/Israel war; the effects of steps that the Company could take to reduce operating costs; the inability of the Company to sustain profitable sales growth, convert inventory to cash, or reduce its costs to maintain competitive prices for its products; circumstances or developments that may make the Company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current and planned business initiatives; and those factors detailed by LightPath Technologies, Inc. in its public filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K and Quarterly Reports on 10-Q. Should one or more of these risks, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Except as required under the federal securities laws and the rules and regulations of the Securities and Exchange Commission, we do not have any intention or obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Brian M. Prenoveau, CFA

MZ Group – MZ North America

LPTH@mzgroup.us

+561 489 5315

(tables follow)

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(unaudited)

	December 31,	June 30,
Assets	2023	2023
Current assets:
Cash and cash equivalents	$3,536,558	$4,687,004
Restricted cash	2,345,644	2,457,486
Trade accounts receivable, net of allowance of $23,853 and $18,502	4,708,156	6,634,574
Inventories, net	7,520,444	7,410,734
Prepaid expenses and deposits	478,686	570,293
Other current assets	191,381	—
Total current assets	18,780,869	21,760,091

Property and equipment, net	16,361,049	12,810,930
Operating lease right-of-use assets	7,432,993	9,571,604
Intangible assets, net	4,519,544	3,332,715
Goodwill	6,764,127	5,854,905
Deferred tax assets, net	140,000	140,000
Other assets	66,007	65,939
Total assets	$54,064,589	$53,536,184
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,899,032	$2,574,135
Accrued liabilities	1,990,114	662,242
Accrued payroll and benefits	1,456,777	1,499,896
Operating lease liabilities, current	1,123,276	969,890
Loans payable, current portion	2,138,775	1,023,814
Finance lease obligation, current portion	118,070	103,646
Total current liabilities	9,726,044	6,833,623

Deferred tax liabilities, net	474,395	465,000
Accrued liabilities, noncurrent	919,623	—
Finance lease obligation, less current portion	334,654	341,201
Operating lease liabilities, noncurrent	8,583,630	8,393,248
Loans payable, less current portion	326,507	1,550,587
Total liabilities	20,364,853	17,583,659

Commitments and Contingencies

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting; 500,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting; 44,500,000 shares authorized as of December 31, 2023 and June 30, 2023; 37,549,378 and 34,344,739 shares issued and outstanding	375,494	373,447
Additional paid-in capital	243,475,209	242,808,771
Accumulated other comprehensive income	741,301	606,536
Accumulated deficit	(210,892,268)	(207,836,229)
Total stockholders’ equity	33,699,736	35,952,525
Total liabilities and stockholders’ equity	$54,064,589	$53,536,184

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2023	2022	2023	2022
Revenue, net	$7,315,637	$8,472,679	$15,392,885	$15,839,580
Cost of sales	5,147,316	5,248,334	10,892,858	10,381,323
Gross margin	2,168,321	3,224,345	4,500,027	5,458,257
Operating expenses:
Selling, general and administrative	2,858,457	3,030,653	5,519,625	5,668,826
New product development	607,747	466,163	1,247,636	1,016,044
Amortization of intangible assets	485,446	281,271	766,717	562,542
Loss on disposal of property and equipment	—	2,742	—	2,742
Total operating expenses	3,951,650	3,780,829	7,533,978	7,250,154
Operating loss	(1,783,329)	(556,484)	(3,033,951)	(1,791,897)
Other income (expense):
Interest expense, net	(53,788)	(81,241)	(111,399)	(151,611)
Other income (expense), net	199,512	(1,336)	204,915	25,881
Total other income (expense), net	145,724	(82,577)	93,516	(125,730)
Loss before income taxes	(1,637,605)	(639,061)	(2,940,435)	(1,917,627)
Income tax provision	76,058	55,000	115,604	157,134
Net loss	$(1,713,663)	$(694,061)	$(3,056,039)	$(2,074,761)
Foreign currency translation adjustment	259,973	671,125	134,765	(246,704)
Comprehensive loss	$(1,453,690)	$(22,936)	$(2,921,274)	$(2,321,465)
Loss per common share (basic)	$(0.05)	$(0.03)	$(0.08)	$(0.08)
Number of shares used in per share calculation (basic)	37,501,683	27,172,226	37,466,714	27,121,583
Loss per common share (diluted)	$(0.05)	$(0.03)	$(0.08)	$(0.08)
Number of shares used in per share calculation (diluted)	37,501,683	27,172,226	37,466,714	27,121,583

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Changes in Stockholders' Equity
(unaudited)
				Accumulated
	Class A		Additional	Other		Total
	Common Stock		Paid-in	Comphrehensive	Accumulated	Stockholders’
	Shares	Amount	Capital	Income	Deficit	Equity
Balances at June 30, 2023	37,344,739	$373,447	$242,808,771	$606,536	$(207,836,229)	$35,952,525
Issuance of common stock for:
Employee Stock Purchase Plan	14,607	146	19,573	—	—	19,719
Exercise of Stock Options, RSUs & RSAs, net	14,482	145	(145)	—	—	—
Issuance of common stock for acquisition of Visimid	81,610	816	149,184	—	—	150,000
Stock-based compensation on stock options, RSUs & RSAs	—	—	240,075	—	—	240,075
Foreign currency translation adjustment	—	—	—	(125,208)	—	(125,208)
Net loss	—	—	—	—	(1,342,376)	(1,342,376)
Balances at September 30, 2023	37,455,438	$374,554	$243,217,458	$481,328	$(209,178,605)	$34,894,735
Issuance of common stock for:
Exercise of Stock Options, RSUs & RSAs, net	93,940	940	(940)	—	—	—
Stock-based compensation on stock options, RSUs & RSAs	—	—	258,691	—	—	258,691
Foreign currency translation adjustment	—	—	—	259,973	—	259,973
Net loss	—	—	—	—	(1,713,663)	(1,713,663)
Balances at December 31, 2023	37,549,378	$375,494	$243,475,209	$741,301	$(212,234,644)	$33,699,736

Balances at June 30, 2022	27,046,790	$270,468	$232,315,003	$935,125	$(203,789,358)	$29,731,238
Issuance of common stock for:
Employee Stock Purchase Plan	16,287	163	19,707	—	—	19,870
Exercise of Stock Options & RSUs, net	8,852	88	(88)	—	—	—
Stock-based compensation on stock options & RSUs	—	—	284,598	—	—	284,598
Foreign currency translation adjustment	—	—	—	(917,829)	—	(917,829)
Net loss	—	—	—	—	(1,380,700)	(1,380,700)
Balances at September 30, 2022	27,071,929	$270,719	$232,619,220	$17,296	$(205,170,058)	$27,737,177
Issuance of common stock for:
Exercise of Stock Options, RSUs & RSAs, net	203,586	2,036	(2,036)	—	—	—
Stock-based compensation on stock options, RSUs & RSAs	—	—	487,547	—	—	487,547
Foreign currency translation adjustment	—	—	—	671,125	—	671,125
Net loss	—	—	—	—	(694,061)	(694,061)
Balances at December 31, 2022	27,275,515	$272,755	$233,104,731	$688,421	$(205,864,119)	$28,201,788

LIGHTPATH TECHNOLOGIES, INC.
Condensed Consolidated Statements of Cash Flows
(unaudited)

	Six Months Ended December 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(3,056,039)	$(2,074,761)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	1,943,000	1,580,882
Interest from amortization of debt costs	—	37,120
Loss on disposal of property and equipment	—	2,742
Stock-based compensation on stock options, RSUs & RSAs, net	551,853	772,145
Provision for doubtful accounts receivable	(2,236)	(11,421)
Change in operating lease assets and liabilities	80,355	(70,153)
Inventory write-offs to allowance	73,569	2,233
Deferred taxes	9,395	(19,669)
Changes in operating assets and liabilities:
Trade accounts receivable	1,717,283	364,987
Other current assets	(191,381)	(149,775)
Inventories	54,461	68,918
Prepaid expenses and deposits	94,619	987
Accounts payable and accrued liabilities	(424,310)	(1,255,961)
Net cash provided by (used in) operating activities	850,569	(751,726)

Cash flows from investing activities:
Purchase of property and equipment	(1,484,401)	(411,551)
Acquisition of Visimid Technologies, net of cash acquired	(722,141)	—
Proceeds from sale-leaseback of equipment	364,710	—
Net cash used in investing activities	(1,841,832)	(411,551)

Cash flows from financing activities:
Proceeds from sale of common stock from Employee Stock Purchase Plan	19,719	19,870
Borrowings on loans payable	142,853	—
Payments on loans payable	(407,510)	(405,498)
Repayment of finance lease obligations	(58,785)	(57,140)
Net cash used in financing activities	(303,723)	(442,768)
Effect of exchange rate on cash and cash equivalents	32,698	(107,994)
Change in cash, cash equivalents and restricted cash	(1,262,288)	(1,714,039)
Cash, cash equivalents and restricted cash, beginning of period	7,144,490	5,507,891
Cash, cash equivalents and restricted cash, end of period	$5,882,202	$3,793,852

Supplemental disclosure of cash flow information:
Interest paid in cash	$110,774	$106,394
Income taxes paid	$114,953	$218,367
Supplemental disclosure of non-cash investing & financing activities:
Purchase of equipment through finance lease arrangements	$61,654	83,921

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we provide additional non-GAAP financial measures. Our management believes these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results separate and apart from items that may or could, have a disproportionally positive or negative impact on results in any particular period. Our management also believes that these non-GAAP financial measures enhance the ability of investors to analyze our underlying business operations and understand our performance. In addition, our management may utilize these non-GAAP financial measures as guides in forecasting, budgeting, and planning. Any analysis on non-GAAP financial measures should be used in conjunction with results presented in accordance with GAAP. A reconciliation of these non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP is presented in the tables below.

LIGHTPATH TECHNOLOGIES, INC.
Reconciliation of Non-GAAP Financial Measures and Regulation G Disclosure

	(unaudited)
	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022
Net loss	$(1,713,663)	$(694,061)	$(3,056,039)	$(2,074,761)
Depreciation and amortization	1,129,444	764,548	1,943,000	1,580,882
Income tax provision	76,058	55,000	115,604	157,134
Interest expense	53,788	81,241	111,399	151,611
EBITDA	$(454,373)	$206,728	$(886,036)	$(185,134)
% of revenue	-6%	2%	-6%	-1%

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